AGREEMENT

This Agreement ("Agreement") is entered into by and between C. K. Cooper & Company, Inc. ("CKCC") and Lexington Resources, Inc. (the "Company") (collectively the "Parties"), and their predecessors, agents, servants, employees, owners, shareholders, officers, directors, partners, associates, attorneys, representatives, successors, assigns, heirs, firms, brokers, appraisers, partnerships, corporations, and their insurers, and each and all of them, and is based upon the following recital of facts:

R E C I T A L S

WHEREAS, CKCC and the Company have previously entered into an engagement letter, dated September 9, 2004, pertaining to certain services to be rendered by CKCC to the Company (the "Engagement Letter"). A true and correct copy of the Engagement Letter is attached hereto as Exhibit "A" to this Agreement and expressly incorporated herein. Simultaneously with the execution of the Engagement Letter, the Parties entered into an indemnification letter, dated September 9, 2004 (the "Indemnification Letter"). A true and correct copy of the Indemnification Letter is attached hereto as Exhibit "B" to this Agreement and expressly incorporated herein.

WHEREAS, pursuant to the Engagement Letter, the Company granted to CKCC a right of first refusal to be engaged as the managing dealer or placement agent for any subsequent offerings of the Company's securities for a 12-month period commencing on September 30, 2004.

WHEREAS, the Company desires to conduct another securities offering with a firm other than CKCC and CKCC is willing to waive the right of first refusal granted under the Engagement Letter in return for certain consideration described in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the following, the parties hereto hereby agree as follows:

1. Waiver of Right of First Refusal. Upon the terms and conditions set forth in this Agreement, CKCC hereby waives the right of first refusal under the Engagement Letter.

2. Issuance of Shares. The Company will issue upon the execution of this Agreement 200,000 shares of its common stock, par value $.0025 per share, to CKCC (the "Shares"). In addition, the Company agrees that in the event that Prospect Energy or any related individuals, entities or other affiliates of Prospect Energy participate in any financing with the Company through September 30, 2005, the Company will issue an additional 25,000 Shares of common stock in the name of Adam Blake Connors ("Connors"), an affiliate of CKCC (the "Connors Shares").

3. Representations of the Company. The Company hereby represents and warrants to CKCC as follows:

(a) Authorization. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of the Company's obligations hereunder, and for the authorization, issuance and delivery of the Shares and the Connors Shares has been taken.

(b) Validity of the Shares and the Connors Shares. The delivery of the Shares and the Connors Shares, when issued and delivered in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and non-assessable, and will be free of any liens, encumbrances or restrictions on transfer; provided, however, that the Shares or the Connors Shares may be subject to restrictions on transfer under state or federal securities laws at the time a transfer is proposed.

(c) Non-Assignment. The Company warrants that it has not assigned or otherwise transferred any obligation, liability, action, claim, or demand related to the Engagement Letter or the Indemnification Letter. The Company agrees to indemnify, hold harmless and defend CKCC and its officers, directors, employees, employers, agents, servants, attorneys, insurers, successors, and assigns from any obligations, liabilities, actions, claims, or demands that Company has assigned or otherwise transferred in breach of this warranty.

4. Restrictions on Contacts. The Company agrees that it will not allow any other investment banking firm or managing dealer (or any individual fund managers or affiliated funds managed by the same or related entity) engaged in connection with any subsequent securities issuance, or any of its agents, servants, employees, owners, shareholders, officers, directors, partners, associates, attorneys, representatives, successors, assigns, heirs, firms, brokers, appraisers, partnerships, or corporations to contact or solicit parties previously introduced to the Company by CKCC. A list of such contacts is set forth on Exhibit C hereto.

5. Registration Rights. The Company will grant rights to CKCC and Connors to register the Shares and the Connors Shares in accordance with the following provisions:

(a) "Piggy Back" Registration. If at any time the Company shall determine to register under the Securities Act of 1933, as amended (the "Securities Act"), (including pursuant to a demand of any stockholder of the Company exercising registration) any of its common stock (other than a registration relating solely to the sale of securities to participants in a Company employee benefit plan, a registration relating solely to issuance of securities by the Company in connection with the acquisition of another company or business or a strategic relationship with another person or entity, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares and the Connors Shares, including any other security which is issued, as a result of a stock split, dividend or other distribution with respect to or in exchange for or in replacement of the Shares and the Connors Shares (the Shares, the Connors Shares and any such other security being referred to herein as the "Registrable Shares") or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered), it shall send to CKCC and Connors (together the "Holders") written notice of such determination and, if within ten days after receipt of such notice, such Holders shall so request in writing, the Company shall use its best efforts to include in such registration statement all or any part of the Registrable Shares that such Holders request to be registered, except that if, in connection with any offering involving an underwriting of common stock to be issued by the Company, the managing underwriter shall impose a "cut back" limitation on the number of shares of common stock included in any such registration statement because, in such underwriter's judgment, such limitation is necessary based on market conditions, then the Company shall be obligated to include in such registration statement, with respect to the requesting Holder, only an amount of Registrable Shares equal to the product of (1) the number of selling stockholder shares that remain available for registration after the underwriter's "cut back" and (ii) such Holder's Ownership Percentage, as that term is defined below. If any Holder disapproves of any material terms of such underwriting that differ from the terms disclosed to such Holder in connection with such Holder's decision to participate in the registration, it or he may elect to withdraw therefrom by written notice to the Company and the underwriter; provided, however, that pricing changes will not entitle any Holder to withdraw if the final price at which the shares are to be sold by the underwriter is not below the low end of the range set forth in the most current draft preliminary prospectus distributed to Holders as of the time the Holder decides to participate, or if there is no range expressed, then not below 85% of the price stated in the most current draft preliminary prospectus distributed to Holders as of the time the Holder decides to participate. For the purpose of the previous sentence, "Ownership Percentage" means and includes, with respect to each Holder of Registrable Shares requesting inclusion of Registrable Shares in an offering pursuant to this Agreement, the number of Registrable Shares held by such Holder divided by the aggregate of (i) all Registrable Shares held by all Holders requesting registration in such offering and (ii) the total number of all other securities entitled to registration pursuant to any agreement with the Company approved by the Board of Directors of the Company and held by others participating in the underwriting.

6. Survival of Certain Provisions and Agreements. Notwithstanding anything else in this Agreement, the representations made by the Company to CKCC in the Engagement Letter and the Indemnification Letter shall continue to remain in effect for the period to which they relate. In addition, the rights and obligations of CKCC and the Company under the Indemnification Letter shall survive the execution of this Agreement and remain in full force and effect.

7. Enforcement of Provisions of Agreement/Injunctive Relief. Company acknowledges that its failure to carry out any obligation under this Agreement, or a breach by Company of any provision herein, will constitute immediate and irreparable harm or damage to CKCC, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Company further agrees that no bond or other security shall be required in obtaining such equitable relief and agrees and consents to the issuance of such injunction and to the ordering of specific performance. Company also acknowledges and agrees that other action may be taken and remedies enforced against it in the event of breach of any of the provisions of this Agreement.

8. Specific Performance. In the event the Company breaches any of the provisions of this Agreement, CKCC shall be entitled to the following:

(a) In the event the Company breaches or violates the provisions, requirements or restrictions contained in Paragraph 4 of this Agreement, CKCC shall be entitled to, at a minimum, the equal or greater of any compensation that CKCC would have otherwise been entitled to receive under the Engagement Letter as if the investors or contacts listed in Exhibit C have invested in the Company through CKCC.

(b) In the event the Company breaches or violates the provisions, requirements, or restrictions of Paragraph 5 of this Agreement, the Company shall be entitled to, at a minimum, specific performance and injunctive relief pursuant to Paragraph 7 hereof to require the Company to cause the registration of the Shares or the Connors Shares. Should such specific performance or injunctive relief not be available or be prohibited by any laws, rules or regulations, CKCC shall be entitled to monetary damages equal to the sale price of the Shares or the Connors Shares which would have been obtained if the Shares or the Connors Shares had been properly included in the Company's registration statement.

(c) Any and all other relief a court of competent jurisdiction may deem just and proper.

9. Governing Law. Any and all disputes arising out of the provisions of this Agreement, including any action for specific performance, injunctive or equitable relief, shall be construed and enforced pursuant to the laws of the State of California, existing as of the date of this Agreement, and any action relating to such disputes shall be the sole jurisdiction of the Los Angeles County Superior Court, Central District.

10. Payment of Costs. In the event any party brings suit to enforce any provisions of this Agreement, or is required to defend any action the defense of which is any provision of this Agreement, the non-prevailing party agrees to pay the prevailing party such court costs and attorneys' fees as the Court deems just.

11. Further Action. The parties hereto agree to execute, and expressly authorize their respective attorneys, if any, to execute, such other documents and to take any other steps as may be necessary to effectuate the terms and provisions of this Agreement.

12. Enforceability. If any term or provision of this Agreement is held by a court of competent jurisdiction, or any federal, state or other administrative agency or authority to be invalid, void or unenforceable, the remaining terms and provisions of this Agreement will nevertheless continue in full force and effect without being impaired or invalidated in any way.

13. Indemnification. The Company hereby agrees to defend, protect, indemnify and save harmless CKCC, its officers, directors, employees, employers, agents, servants, attorneys, insurers, successors, and assigns if any person, firm, corporation, agency or other entity shall assert or attempt to assert any claim, action or demand by reason of the foregoing matters, including, but not limited to, any claim for contribution or indemnification.

14. No Reliance. Each party acknowledges it has not relied upon any statement or representation by any other party, their counsel, their insurers, or any of their officers, directors, agents, employees, employers or attorneys in executing this Agreement or in making the agreements provided for herein, except as expressly provided for herein.

IN WITNESS WHEREOF, this Agreement is hereby executed by the parties hereby on the date opposite each party's signature below
Dated: September 8, 2005	C. K. COOPER & COMPANY, INC. /s/ Alexander G. Montano By_______________________________________ Name: Alexander G. Montano Title: Managing Director
Dated: September 8, 2005	LEXINGTON RESOURCES, INC. /s/ Grant Atkins By_______________________________________ Name: Grant Atkins Title: President

Excluded from the marketing

EXHIBIT A

Engagement Letter

EXHIBIT B

Indemnification Letter

EXHIBIT C

List of Contacts

Gary Brennglass
B&E Apartments, L.P.
Paul Masters